Exhibit 10 (a)

LEASE AGREEMENT BETWEEN STRATOSPHERE LEASING, LLC
Landlord
AND
FASTRAXX LAS VEGAS INDOOR KARTING, LLC
Tenant
DATE: March 20, 2003

TABLE OF CONTENTS
ARTICLE 1 Exhibits Page 1
ARTICLE 2 Leased Premises and Term Page 2
ARTICLE 3 Landlord's and Tenant's Work Page 3
ARTICLE 4 Rent Page 6
ARTICLE 5 Parking and Common Areas and Facilities Page 9
ARTICLE 6 Cost and Maintenance Page 10
ARTICLE 7 Utilities and Services Page 11
ARTICLE 8 Conduct of Business by Tenant Page 12
ARTICLE 9 Maintenance of Leased Premises Page 18
ARTICLE 10 Signs, Awnings, Canopies, Fixtures, Alterations Page 19
ARTICLE 11 Insurance Page 21
ARTICLE 12 Offset Statement, Attornment, Subordination Page 23
ARTICLE 13 Assignment, Subletting and Concessions Page 24
ARTICLE 14 Marketing and Advertising Page 27
ARTICLE 15 Intentionally Omitted - - -
ARTICLE 16 Destruction of Premises Page 28
ARTICLE 17 Eminent Domain Page 29
ARTICLE 18 Default by Tenant Page 30
ARTICLE 19 Default by Landlord Page 34
ARTICLE 20 Tenant's Property Page 35
ARTICLE 21 Access by Landlord Page 35
ARTICLE 22 Holding over Successors Page 35
RTICLE 23 Quiet Enjoyment Page 36
ARTICLE 24 Miscellaneous Page 36

THE TOWER SHOPS AT STRATOSPHERE LEASE

THIS LEASE made this 30th day of March, 2003, by and between STRATOSPHERE LEASING, LLC, a Delaware limited liability company
("Landlord"), and FASTRAXX LAS VEGAS INDOOR KARTING LLC, a Nevada limited liability company ("Tenant").

WHEREAS, pursuant to a Development and Lease Agreement dated on or about March 11, 1996 (the ("Overlease") between Stratosphere Corporation, as landlord ("Overlandlord"), and Landlord's assignor, Strato-Retail, LLC, as tenant, Landlord is the tenant of a portion of the Stratosphere Hotel and Casino in Las Vegas, Nevada ("Hotel" and/or "Project") within which The Tower Shops at Stratosphere, a shopping complex (the "Center"), is located; and

WHEREAS, Tenant desires to sublease from Landlord and Landlord desires to sublease to Tenant certain retail space within the Center pursuant to the terms and provisions of this Lease;

NOW, THEREFORE, in consideration of the rents, covenants and agreements hereinafter set forth, such parties enter into the following Agreement.

ARTICLE 1

EXHIBITS
The exhibits listed below and attached to this Lease are incorporated herein by this reference:

EXHIBIT "A" - Plot Plan of that area of the Center upon which is located the space herein leased to Tenant. This Exhibit is provided for informational purposes only, and shall not be deemed to be a warranty, representation or agreement by Landlord that the Center or buildings and/or any stores will be exactly as indicated on the Exhibit, or that the other tenants which may bedrawn on said Exhibit will be occupants in the Center. Landlord reserves untoitself the unlimited right to modify the configuration of the Center at any time for the purpose of incorporating additional buildings within the Center or the Project provided, however, that Landlord agrees that it will make no material changes to the configuration of the area outlined on Exhibit A hereto and noted as "Restricted Area".

EXHIBIT "B"- Tenant's Work (to be attached)

EXHIBIT "C" - Rules and Regulations applicable to Tenant.
Notwithstanding Exhibit "A" or anything else contained in this Lease, Landlord makes no representation or warranty as to the size, scope, character, or any other aspect of, or facilities included within, the Center whatsoever, and Landlord reserves the right to change or modify and add to or subtract from the size and dimensions of the Center or any part thereof, the number, location and dimensions of buildings and stores, the size and configuration of the parking areas, entrances, exits and parking aisle alignments, dimensions of hallways, malls and corridors, the number of floors in any building, the location, size and number of tenants' spaces and kiosks which may be erected in or fronting on any mall or otherwise, the identity, type and location of other stores and tenants, and the size, shape, location and arrangement of Common Areas (hereinafter defined), and to design and decorate any portion of the Center as it desires, except with regards to the Premises as hereinafter described in
Section 2.1.

ARTICLE 2
LEASED PREMISES AND TERM
2.1 Leased Premises.
A. Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, Spaces C-2, C-4, C-6, C-7and C-8 in Phase I of the Center (the "Phase I Area") and a portion of Phase II of the Center (the "Phase II Area"), all as shown as cross- hatched on Exhibit "A"(hereinafter collectively referred to as the "Premises"). The Premises may include a future mezzanine area to be built by Tenant at Tenant's expense with Landlord's prior written approval.
B. Possession Date: Tenant acknowledges that the Phase I Area is
Currently occupied by 4 tenants, two of which (Spaces C-7 and C-8) have long term tenants. Accordingly, Landlord shall deliver possession of the Premises as follows: (a) possession of the Phase II Area upon delivery of a fully executed original of this Lease by Landlord to Tenant, and
(b)possession of for Spaces C-2, C-4, and C-6 located in the Phase I
Area on or about sixty (60)days from the later of (i) lease execution or
(ii) delivery to Landlord by Tenant of evidence of the establishment of the Construction Account (as defined in Section 3.3) and the documents required to be delivered to Landlord in connection therewith. Tenant hereby agrees to accept the Premises without any rent or other adjustments even if Landlord is unable to deliver possession of Spaces C-7 and/or C-8. Tenant agrees to accept possession of Spaces C-7 and/or C-8 at no additional charge when and if either or both of such spaces are vacated by the existing tenant.
2.2 Roof and Walls.
Landlord shall have the exclusive right to use all of any part of the exterior roof, exterior side and exterior rear walls (but not the exterior walls of the Premises facing the interior area of the Center) of the Premises for any purpose, including, but not limited to, erecting signs or other structures on or over all or any part of the same, erecting scaffolds and other aids to the construction and installation of the same (so long as there is no material interference with the conduct of Tenant's business in the Center), and installing, maintaining, using, repairing and replacing pipes, ducts, conduits and wires leading through, to or from the Premises and serving other parts of the Center in locations which are not visible in areas of the Premises intended for use by Tenant's customers and which do not materially interfere with Tenant's use of the Premises. Any pipes, ducts, conduits or wires added by Landlord subsequent to the date of this Lease shall be located above Tenant's dropped ceiling, below Tenant's finished floor, within walls, in the rear storage area of the Premises or, if within areas intended for use by Tenant's customers, such pipes, ducts, conduits or wires will have only a deminimis effect on the size of the Premises or the conduct of Tenant's business in the Premises.
2.3 Lease Term.
The term of this Lease (hereinafter called "Lease Term") shall commence on the day on which Tenant opens for business to the general public, the applicable date being hereafter called the "Commencement Date." The term of this Lease shall end on the last day of the month in which the fifth anniversary of the Commencement Date occurs (the "Termination Date"), unless sooner terminated or extended as herein provided.
2.4 Lease Year Defined.
"Lease Year," as used herein, means (a) if the Commencement Date occurs on a day other than the first day of a calendar month, a period of twelve
(12) consecutive months during the Lease Term commencing on the first day of the first calendar month following the Commencement Date, or (b) if the Commencement Date occurs on the first day of a calendar month, a period of twelve (12) consecutive months during the Lease Term commencing on such date.
2.5 Renewal Option.
Provided Tenant is not in material default under the terms of this Lease at the time of exercise or at the commencement of any Extension
Term (as herein defined), Tenant shall have three (3) options (each, an "Extension Option") to extend the term of this Lease for five (5) years beginning on the first day of the month following the expiration of the then applicable term (each, an "Extension Term"). Tenant must exercise such option by giving notice to Landlord no later than twelve (12) months prior to the expiration date of the then current term. Time shall be of the essence with regard to the giving of such notice. If an Extension Option is timely exercised, the term hereof shall be extended for the applicable Extension Term on the same terms and conditions as are contained herein except that the rent shall be as provided in Section 4.1 and the Tenant shall have no further right to extend the term after the exercise of the Extension Option for the third Extension Term.

ARTICLE 3
LANDLORD'S AND TENANT'S WORK
3.1 Landlord's Work.
Except as set forth in this Section 3.1, Landlord shall not be required to perform any work in the Premises and Tenant acknowledges that it has had ample opportunity to inspect the Premises and has accepted the same in its "As Is" condition as of the date hereof. Landlord shall bring, at its sole expense, the main service lines for electric, chilled water, domestic water, sanitary sewer and gas for cooking to a location within the Premises to be determined by Landlord and Tenant.
3.2 Tenant's Work.
All work not performed by the Landlord shall be performed by Tenant (hereinafter called "Tenant's Work") including, but not limited to, all work designated as Tenant's Work in Exhibit "B", and Tenant shall do and perform at its expense all Tenant's Work diligently and promptly and in accordance with the following provisions.
3.3 Tenant's Obligations Before Commencement Date.
A Within forty-five (45) days after Tenant's receipt of a fully executed copy of this Lease, Tenant will make a Preliminary Submittal consisting of the necessary sketches and diagrams of the improvements to be constructed by Tenant at the Premises. Together with the Preliminary Submittal, Tenant shall provide Landlord with satisfactory evidence that upon completion of Tenant's Work the noise levels shall be no more than the current ambient noise levels in the casino area below Tenant's space or within the stores across from or adjacent to the Premises and that the noise level in the area of the Center immediately outside of Tenant's space will be at a level acceptable to Landlord. Within ten (10) days afterreceipt of the Preliminary Submittal, Landlord shall notify Tenant of any nonconformities with Exhibit "B", whether the noise levels are acceptable to Landlord, or any other failure to meet with Landlord's approval. Tenant shall within thirty (30) days after receipt of any such notice submit Final Construction Documents based upon the Preliminary Submittal and incorporating Landlord's comments thereto. Landlord shall notify Tenant of its approval or disapproval of the Final Construction Documents within ten
(10) days afterreceipt. Within ten (10) days after receipt of any notice of disapproval, Tenant shall cause the Final Construction Documents to be revised to correct those matters of which Landlord disapproved and shall re-submit the same to Landlord for approval. Any changes necessary to meet Landlord's approval shall be at Tenant's expense. Upon approval, Landlord shall return one (1) set of approved Final Construction Documents to Tenant, and the same shall become a part hereof by this reference as Exhibit "B-1".
B. Approval of construction documents by Landlord shall not constitute
The assumption of any responsibility by Landlord for their accuracy or sufficiency, or compliance with applicable laws, regulations, codes and ordinances ("Legal Requirements) nor any liability for the proper and safe construction thereof. Tenant shall be solely responsible for such construction documents, their compliance with Legal Requirements and the proper and safe construction of the premises. Landlord's approval of Tenant's Plans shall constitute Landlord's agreement that Tenant's Plans conform to Exhibit "B". Unless prior Landlord approval has been obtained in writing, Tenant shall not commence any of Tenant's Work until Landlord has approved Exhibit "B-1", the Construction Account has been funded and all documents required in connection therewith have been delivered and the Construction Permits (as defined below) shall have been issued.
C. After the Final Construction Documents have been approved by Landlord, Tenant shall promptly file with all governmental and quasi-governmental authorities having jurisdiction over the applicable matter ("Governmental Authorities") and diligently seek to secure all necessary governmental approvals and permits for the commencement of construction as provided in the Final Construction Documents (such approvals and permits collectively, the "Construction Permits"). If Tenant is unable, after using all commercially reasonable efforts, to obtain the construction Permits within one hundred twenty (120) days after the date hereof, Tenant may elect to terminate this Lease by written notice to Landlord given within ten (10) days thereafter. If Tenant, with Landlord's prior approval, has commenced work in the Premises, Tenant shall restore the same to the condition existing prior to such termination and shall pay for all utility charges or other amounts accruing under the Lease prior to such date. Upon such restoration and payment, this Lease shall terminate and neither party shall have any further obligation to the other. Time shall be of the essence with regard to delivery of the termination notice provided for hereunder.
D. Tenant shall at its sole cost and expense commence the construction
Of Tenant's Work and then proceed diligently with the completion of the Tenant's Work in accordance with (i) the Final Construction Documents, (ii) the terms and provisions of the Lease, and (iii) the requirements of all Governmental Authorities and the applicable Board of Fire Underwriters. Tenant shall make no changes to the Final Construction Documents without Landlord's prior written consent. Tenant will assure that no liens are filed against the Premises or the Center in accordance with Section 10.3 of this Lease. If Tenant relocates or otherwise affects any of the utilities, ducts, heat, air conditioning, ventilation or other systems currently located within the Premises that serve other areas of the Project, all such work shall not cause any more than a deminimis disruption or alteration of the services provided to such other areas. If Tenant's Work adversely affects any other areas of the Project, Tenant shall promptly, and at it sole cost and expense, remedy the same and indemnify, defend and hold Landlord, Overlandlord and their respective agents, employees, members, officers, directors and mortgagees, if any, harmless from and against any and all liability, loss, liens, claims, demands, damages, costs, expenses, fees (including reasonable attorneys' fees), fines, penalties, suits, judgments, proceedings, actions and causes of action of any and every kind and nature arising or growing out of or in any way connected with the performance of Tenant's Work.
E. Tenant's Work shall be performed by Harris Associates or such other contractor as shall be approved in writing by Landlord (the Contractor") under a Cost Plus Fee construction contract (the 'Construction Contract"). Promptly after issuance of the Construction Permits and prior to the commencement of Tenant's Work, Tenant shall provide Landlord with evidence of the establishment of a segregated interest bearing account in the amount of $5,000,000.00 to fund the costs payable under the Construction Contract (the "Construction Account"). Such account will require two signatures for release of funds - one from Tenant and one from Harris Associates.
F. Tenant shall complete Tenant's Work within eight (8) months after delivery of possession of the Phase II Area to Tenant (the "Required Completion Date"). Landlord shall give Tenant five (5) days prior written notice of the delivery date for possession of each of the Phase I Area Space. Tenant hereby releases Landlord from any claim whatsoever for damages against Landlord for any delay in the date on which any portion of the Premises shall be ready for delivery to Tenant or for any delay in commencing or completing any work authorized to be performed by Tenant under Exhibit "B-1". If Landlord is delayed in delivering possession of the Phase II Area or Spaces C-2, C-4 or C-6 of the Phase I Area to Tenant, the Required Completion Date shall be extended by the actual number of days Tenant is delayed in performing Tenant's Work as the result of Landlord's delay in delivering possession.
G. In order to secure the completion of Tenant's Work (including, Without limitation, all tenant improvements in accordance with the Final Construction Documents and purchasing and installing Tenant's furniture, fixtures and equipment (the "FF&E")): (i) Tenant hereby grants to Landlord a security interest in the Construction Account and shall take such further action as may be required to perfect such security interest and to replace Landlord for Tenant as a signatory on such account in the event of a default as provided in H below; (ii) Tenant agrees to collaterally assign the Construction Contract to Landlord; and (iii) Tenant shall require the Contractor to enter into a recognition agreement with Landlord.
H. In the event Tenant fails to diligently commence and prosecute the Tenant Work to completion (except for reasons beyond Tenant's control) and such failure is not cured (or Tenant does not commence such cure) within ten (10) days after written notice from Landlord, Landlord shall have the right, but not the obligation, to (i)cause the Contractor to complete the Tenant's Work and, at Landlord's election, to draw on the Construction Account to make payments directly to the Contractor or to any major subcontractors and/or (ii) draw down the Construction Account and use all or any part of the proceeds to repair damages to the Premises, to clean the Premises or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default and/or (iii) exercise all other rights and remedies available to Landlord under this Lease, at law or in equity.
I. Provided Tenant performs all of its obligations to complete Tenant's
Work Landlord shall release its security interest in the Construction Account within ten days after (i)Tenant opens for business, (ii) provides satisfactory evidence to Landlord that all Tenant's Work has been fully completed and all FF&E has been installed, and (iii) all payments in connection with the Tenant's Work (including the FF&E) have been made, no liens have been filed against the Project and Tenant provides lien waivers from the general contractor, all subcontractors and all material suppliers evidencing final payment.
3.4 Failure of Tenant to Perform.
Because of the difficulty or impossibility of determining Landlord's
Damages resulting from Tenant's failure to open for business fully fixtured, stocked and staffed on the Commencement Date, including, but not limited to, damages from loss of Percentage Rent (hereinafter defined) from Tenant and other tenants, diminished saleability, leaseability, mortgageability or economic value of the Center, if Tenant fails to commence Tenant's Work within the time provided above and proceed with the same diligently, or to open for business fully fixtured, stocked and staffed on or before the Required Completion Date or to perform any of its obligations to be performed prior to the Required Completion Date and such failure is not due to delays caused by Landlord, Landlord may, without notice or demand, in addition to the right to exercise any other remedies and rights herein or at law provided, proceed with Tenant's Work, using any contractor Landlord desires and making any changes or revisions to Tenant's Work required because of any delay or failure of Tenant to perform its obligations hereunder, which changes or revisions shall in any event be made at Tenant's expense. All remedies in this Lease or at law provided shall be cumulative and not exclusive and shall survive the expiration of the Lease Term or in the earlier termination of this Lease.
3.5 Condition of Premises.
Subject to Landlord's performance of Landlord's Work, Tenant's taking possession of the Premises shall be conclusive evidence of Tenant's acceptance thereof in good order and satisfactory condition. Tenant agrees that no representations respecting the condition of the Premises or the existence or non-existence of Hazardous Materials (hereinafter defined) in, at, under or abutting the Premises or the environment, have been made by Landlord or its agents to Tenant unless the same are expressly set forth herein. Tenant also agrees that no representations respecting the condition of the Premises, no warranties or guarantees, expressed or implied, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to workmanship or any defects in material, and no promise to decorate, alter, repair or improve the Premises, either before or after the execution hereof, have been made by Landlord or its agents to Tenant unless the same are expressly set forth herein.

ARTICLE 4
RENT
4.1 Minimum and Percentage Rent.
A. Minimum Annual Rent shall be payable each Lease Year (as hereinafter defined) in equal monthly installments in advance, upon the first day of each and every month commencing upon the Rent Commencement Date and continuing thereafter through and including the Termination Date (each monthly installment being hereinafter called "Minimum Monthly Rent") as follows; and Lease Year Annual Rent Minimum Monthly Rent
1 $1,200,000.00 $100,000.00
2 $1,200,000.00 $100,000.00
3 $1,500,000.00 $125,000.00
4 $1,800,000.00 $150,000.00
5 $2,100,000.00 $175,000.00
B. Percentage Rent shall be payable monthly in installments on the Fifteenth (15th) day after the month following the month in which Gross Sales (as hereinafter defined) for each Lease Year equal $3,000,000. Percentage Rent payments shall be in a sum equal to the amount by which the Applicable Percentage (as set forth below) of Gross Sales during each Lease Year beginning on the Commencement Date exceeds the Breakpoint set forth below; and Lease Year Applicable Percentage / Breakpoint
1 0% of Gross Sales;
2 0% of Gross Sales to $3,000,000
7% of Gross Sales between $3,000,001 - $5,000,000
8% of Gross Sales between $5,000,001 - $7,000,000
9% of Gross Sales between $7,000,001 - $9,000,000
10% of Gross Sales above $9,000,001;
3 0% of Gross Sales to $3,000,000
8% of Gross Sales between $3,000,001 - $5,000,000
9% of Gross Sales between $5,000,001 - $7,000,000
10% of Gross Sales between $7,000,001 - $9,000,000
11% of Gross Sales above $9,000,001;
4 0% of Gross Sales to $3,000,000
9% of Gross Sales between $3,000,001 - $5,000,000
10% of Gross Sales between $5,000,001 - $7,000,000
11% of Gross Sales between $7,000,001 - $9,000,000
12% of Gross Sales above $9,000,001;
5 0% of Gross Sales to $3,000,000
10% of Gross Sales between $3,000,001 - $5,000,000
11% of Gross Sales between $5,000,001 - $7,000,000
12% of Gross Sales between $7,000,001 - $9,000,000
13% of Gross Sales above $9,000,001

C. Extension Terms:
(i) Minimum Annual Rent for each year of an Extension Term shall increase by two (2%) percent per year and will be payable in equal monthly installments, in advance, upon the first day of each and every month of each Extension Term; and (ii) Monthly Percentage Rent for each year of an Extension Term shall be as set forth in 4.1(b) for the 5th Lease Year and will be payable on a monthly basis fifteen (15) days after the close of such month.
D. As an inducement for Tenant to enter into this Lease and to perform Tenant's Work, (i) Tenant shall be excused from paying Minimum Monthly
Rent for the first four (4) months of the Term (the "Rent Credit"). Tenant shall remain liable for all Utilities usage charges and any other
Additional Rent payable hereunder during such period. Provided Tenant is not in default in the payment of Minimum Annual Rent during the first Lease Year of the Term, which default remains uncured after the giving of any required notice and the expiration of any applicable cure period (an "uncured default"), Tenant shall be relieved of any bligation to pay Landlord the Rent Credit. If there is an uncured default during the first Lease Year of the Term, the Rent Credit shall become immediately due and payable to Landlord without further notice.
4.2 Miscellaneous Rent Provisions.
Any rent or other amounts to be paid by Tenant which are not paid when due shall bear interest as of the first day of the month on which any sum is due and owing at the rate of twelve percent (12%) per annum or at the maximum rate of interest permitted in the State of Nevada, if that rate is less than twelve percent (12%). If the Commencement Date is other than the first day of a month, Tenant shall pay on the Commencement Date a prorated partial Minimum Monthly Rent for the period prior to the first day of the next calendar month, and thereafter Minimum Monthly rent payments shall be made not later than the first day of each calendar month.
4.3 Percentage Rent.
A. Tenant shall (a) not later than the fifteenth (15th) day after the close of each calendar month (including the month in which the Rent Commencement Date occurs) deliver to Landlord a written statement certified under oath by Tenant or an officer of Tenant, showing
Gross Sales made in such calendar month together with a Percentage Rent payment for such month, if any, based on actual Gross Sales for the month beginning with the month in each year during the Lease Term that the breakpoint of $3,000,000 in annual Gross Sales has been reached;
and (b) not later than sixty (60) days after the end of each Lease Year or Partial Lease Year, deliver to Landlord a statement of Gross Sales for such Lease Year or Partial Lease Year, the correctness of which is certified to by an independent auditor and a responsible officer of Tenant. If Tenant fails to prepare and deliver any statement of Gross Sales required hereunder, within the time or times specified above, Landlord shall have the right, in addition to the rights and remedies set forth in this Lease, to estimate Tenant's Gross Sales for any non-reported period, which estimate shall be based upon historical past Gross Sales performance for the Premises, including any reasonable extrapolations derived therefrom, and bill Tenant's Percentage Rent accordingly. Landlord shall adjust Percentage Rent billings when actual Gross Sales reports are received.
In the event the total of the monthly payments of Percentage Rental for any Lease Year is not equal to the actual annual Percentage Rent computed on the amount of Gross Sales for such Term Year in accordance with the Applicable Rate, then Tenant shall pay to Landlord any deficiency within sixty (60) days after the end of such Lease Year or the expiration of this Lease, whichever date is earlier.
B. Tenant will preserve for at least three (3) years at Tenant's notice address all original books and records disclosing information pertaining to Gross Sales and such other information respecting Gross Sales as Landlord reasonably requires, which may include, but not be limited to, cash register tapes, sales slips, sales checks, sales tax returns concerning the Premises only and worksheets for consolidated tax returns, bank deposit records, sales journals and other supporting data. Landlord and its agents shall have the right upon ten (10) days' prior written notice, during business hours, to examine and audit such books and records preserved by Tenant. If such examination or audit discloses that Tenant has understated Gross Sales by three percent (3%) or more, and as a result thereof additional Percentage Rent is owed, or if Tenant's Gross Sales cannot be verified due to the insufficiency or inadequacy of Tenant's records, Tenant shall promptly pay Landlord the cost of said audit. Tenant shall, in any event, pay to Landlord the amount of any deficiency in rents which is disclosed by such audit. Tenant shall, in any event, pay to Landlord the amount of any deficiency in rents which is disclosed by such audit, plus interest at five percent (5%) over the prime rate announced by Citibank, N.A., or its successor, if any, as of the first day of the month on which any sum was due and owing.
C. Landlord shall have the right at all times, upon 24 hours notice, During business hours, to examine, copy and audit Tenant's books and records, or otherwise to verify any amounts paid by Tenant to Landlord pursuant to this Lease. Tenant shall make such records available at the Premises if requested by Landlord. Landlord agrees that all financial information provided at anytime to Landlord, its employees, agents, attorneys and or others is provided on a confidential basis (except such information as may be available from other sources) and may not be used for any purposes other than to meet the requirements of this Section 4.3 or in connection with Landlord's financing or sale of the Center or the Project.
4.4 Gross Sales Defined.
A. As used herein, Gross Sales shall mean all revenues from all operations of Tenant, including, without limitation, food and beverage sales (except for third party commission payable to unrelated parties in connection with banquet sales), the sale of all goods, wares and merchandise sold, and the charges for all services performed, by Tenant or any other person or entity in, at, or from the Premises for cash, credit or otherwise, without reserve or deduction for uncollected amounts, including, but not limited to, sales and services: (a) where the orders originate in, at or from the Premises, regardless from whence delivery or performance is made, (b) pursuant to the internet, mail, telephone, telegraph or otherwise received or filled at the Premises, (c) resulting from transactions originating in, at or from the Premises or (d) and nonfundable deposits from customers.
B. Excluded from Gross Sales shall be: (a) gaming related proceeds, (b)
Any sales taxes imposed by governmental authorities that are collected from customers and paid out by Tenant and (c) deposits from customers so long as they remain refundable. No other taxes shall be deducted from Gross Sales.
4.5 Taxes.
Landlord shall pay or cause to be paid all Taxes (as hereinafter defined) assessed or imposed upon the Center (and any other Real Estate Taxes which Landlord may be obligated to pay) that become due or payable during the Lease Term. As used in this Section 4.5, the term "Taxes" shall mean and include all property taxes, both real and personal, and public and governmental charges and assessments, but shall not include taxes on Tenant's business in the Premises, machinery, equipment, inventory or other personal property or assets of Tenant, Tenant agreeing to pay, before delinquency, all taxes upon or attributable to such excluded items without apportionment.
4.6 Additional Rent.
All amounts required or provided to be paid by Tenant under this Lease, Other than Minimum Monthly Rent and Percentage Rent, shall be deemed "Additional Rent". Minimum Monthly Rent, Percentage Rent and Additional
Rent shall in all events be deemed Rent. "Minimum Monthly Rent" and " Percentage Rent" are terms used in this Section 4.6 for the purpose of defining the obligations of Landlord and Tenant to any taxing authority, and any other language used herein is to preserve Landlord's legal rights and to enforce Landlord's remedies, and is not intended to classify charges other than Minimum Monthly Rent or Percentage Rent as "Rent" for taxing authority purposes. Landlord shall have the same legal rights and remedies for the failure to pay Additional Rent as for the failure to pay Minimum Monthly Rent or Percentage Rent.
4.7 Landlord's Expenses.
If Landlord pays any monies or incurs any expense to correct a breach of this Lease by Tenant, or to do anything in this Lease required to be done by Tenant, or incurs any expense (including, but not limited to, attorneys' fees and court costs), as a result of Tenant's failure to perform any of Tenant's obligations under this Lease, all amounts so paid or incurred shall, on notice to Tenant, be considered Additional
Rent payable in full by Tenant with the first Minimum Monthly Rent installment thereafter becoming due and payable, and may be collected as by law provided in the case of rent.
4.8 Utilities.
From and after the Commencement Date, Tenant shall be responsible for Paying all charges for Utilities usage charges (as defined in Section 7.1)

ARTICLE 5
PARKING AND COMMON AREAS AND FACILITIES
5.1 Common Areas.
A. All parking areas, access roads and facilities furnished, made available or maintained by Landlord, in or near the Center, including employee parking areas, truck ways, driveways, loading docks and area, delivery areas, multi-story parking facilities, package pick-up stations, elevators, escalators, pedestrian sidewalks, malls, including the enclosed mall (as indicated for identification purposes on Exhibit "A"), courts and ramps, landscaped areas, retaining walls, stairways, bus stops, first-aid and comfort stations, lighting facilities, sanitary systems, utility lines, water filtration and treatment facilities, those areas within and adjacent to the Center for ingress and egress to and from the Center, which, from time to time, may be provided by Landlord or others for the convenience, use or benefit of the tenants of the Center, Landlord, the owners and occupants of other portions of the Hotel and its respective concessionaires, agents, employees, customers, invitees and licensees, those areas, if any, upon which temporary or permanent off-site utility systems or parking facilities serving the Center may from time to time be located, and other areas and improvements provided by Landlord for the general use in common of tenants and their customers in the Center (all herein called "Common Areas") shall at all times be subject to the exclusive control and management of Landlord. Landlord shall have the right, from time to time, to establish, modify and enforce reasonable rules, regulations and requirements with respect to all Common Areas.
Tenant agrees to comply with, and to cause its employees and contractors to comply with, all rules, regulations and requirements set forth in Exhibit "C" attached hereto and all reasonable and amendments thereto and any and all rules, regulations, requirements and amendments thereto adopted by Landlord.
B. Subject to the provisions of Article 1, Landlord, and/or the owner of any other portion of the Project shall have the right from time to time to: change or modify and add to or subtract from the sizes, locations, shapes and arrangements of parking areas, entrances, exits, parking aisle alignments and other Common Areas; designate parking areas for Tenant and/or its employees and other tenants of Landlord, and/or limit the total number of such employees' spaces; restrict parking by Tenant's employees to designated areas; construct surface, subsurface or elevated parking areas and facilities; establish and from time to time change the level or grade of parking surfaces; add to or subtract from the buildings in the Center; eliminate such access as may from time to time be available between the Center and other portions of the Project or any retail or commercial business in an adjoining or neighboring building, provided substitute comparable access is made available; and do and perform such other acts in and to said Common Areas as Landlord in its sole discretion, reasonably applied, deems advisable for the use thereof by tenants and their customers. Tenant acknowledges that owners of other areas in and adjoining the Center may similarly alter, enlarge, reduce or relocate the improvements from time to time located thereon. Tenant further acknowledges that this
Section 5.1 shall be for the benefit of and directly enforceable by Landlord.
C. In the event that Landlord determines, in its sole discretion, to provide parking or transportation facilities for the Center, Landlord may charge a reasonable and competitive fee to users thereof and may impose and enforce such reasonable, rules and regulations concerning the use thereof (including a prohibition of use by Tenant's employees provided a substitute area for employee parking is designated) as Landlord may in its discretion deem desirable. Landlord shall have the right at any and all times to utilize portions of Common Areas for temporary promotions, exhibits, entertainments, product and other shows, displays, the leasing of kiosks or food facilities, or such other uses as may in Landlord's judgment tend to attract the public or benefit the Center. Except as specifically otherwise provided herein, the owners of the other portions of the Project may do such other acts in and to the other portions of the Project and those Common Areas located on such other portions of the Project as in its reasonable judgment Landlord may deem desirable, including, but not limited to, the conversion of portions thereof to other uses. Landlord agrees that any changes or other uses permitted under this section 5.1 will not materially adversely affect visibility of or access to the Premises and that Landlord will not enter into any new lease for a restaurant or a kiosk that sells heated food or beverages within 50 feet of the main entryway to the Premises.
5.2 Use of Common Areas.
Tenant and its business invitees, employees and customers shall have The nonexclusive right, in common with Landlord, the owners of other portions of the Project and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas for ingress, egress and parking subject to such reasonable regulations as Landlord or such other person may from time to time impose and the rights of Landlord set forth above. Landlord shall not revoke such non-exclusive right so long as Tenant is not in material default under the terms of this Lease. Tenant shall cause its employees and agents to park in any area designated by Landlord for employee parking. Tenant authorizes Landlord, upon at least one hour's prior notice to Tenant's store manager, to cause any car that fails to comply with such regulation to be towed from the Common Areas and Tenant shall reimburse Landlord for the cost thereof. Tenant shall abide by all such reasonable rules and regulations and use its best efforts to cause its concessionaires, officers, employees, and agents to abide thereby. Landlord or the owner of any other portion of the Project may, at any time close temporarily any Common Areas to make repairs or changes, prevent the acquisition of public rights therein, discourage non-customer parking, or for other reasonable purposes. Tenant shall furnish Landlord license numbers and descriptions of cars used by Tenant and its concessionaires, officers and employees. Tenant shall not interfere with Landlord's or other permitted users' rights to use any part of the Common Areas. All Common Areas which Tenant may be permitted to use are to be used under a revocable license, and if any such license is revoked, or if the amount of such area is diminished, Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation of diminution of such areas be deemed constructive or actual eviction.

ARTICLE 6
COST AND MAINTENANCE
6.1 Operating and Maintaining the Common Facilities.
A. Landlord will operate, manage, maintain and repair or cause to be operated, managed, maintained or repaired, the Common Areas of the Center. Landlord shall not be obligated to perform any service or to repair or maintain any structure or facility except as provided in this Section,
Section 9,1 and Section 16 of this Lease. Landlord shall not be obligated to provide any service or maintenance or to make any repairs pursuant to this Lease when such service, maintenance or repair is made necessary because of the negligence or misuse of Tenant, Tenant's agents, employees, servants, contractors, subtenants, licensees, customers or business invitees. Landlord shall not be liable for loss or injury however occurring, through or in connection with or incident to any stoppage of such services. Landlord shall have no responsibility or liability for failure to supply any services or maintenance or to make any repairs when prevented from doing so by any cause beyond Landlord's control. Landlord shall not be obligated to inspect the Premises and shall not be obligated to make any repairs or perform any maintenance hereunder unless first notified of the need thereof in writing by Tenant. Landlord shall not be liable for any loss or damage to persons or property sustained by Tenant or other persons, which may be caused by other persons to the Premises, or any appurtenances thereto, being out of repair or by bursting or leakage of any water, gas, sewer or steam pipe, or by theft, or by any act or neglect of any tenant or occupant of the Premises, or of any other person.
B. In addition to Tenant's obligations under Section 9.2, Tenant shall keep and maintain in good order, condition and repair (including any such replacement and restoration as is required for that purpose) the Premises and every part thereof and any and all appurtenances thereto wherever located, including, but without limitation, the exterior and interior portion of all doors, door checks, windows, plate glass, store front, all plumbing and sewage facilities within the Premises, fixtures, sprinkler system, walls, floors, ceilings and all interior lighting. Tenant shall also keep and maintain in good order, condition and repair (including any such replacement and restoration as is required for that purpose) any improvements, special equipment, furnishings, fixtures or facilities installed by it on the Premises. Without limiting the generality of the foregoing, Tenant shall periodically paint and refurbish the Premises as required by Landlord in its reasonable discretion. Tenant shall store all trash and garbage in containers located where designated by Landlord and so as not to be visible or create a nuisance to guests, customers and business invitees of the Hotel, and so as not to create or permit any health or fire hazard. Tenant shall keep the Premises free of vermin.

ARTICLE 7
UTILITIES AND SERVICES
7.1. Utilities.
A. Tenant shall not install any equipment which can exceed the capacity of any utility facilities serving the Center and if any equipment installed by Tenant requires additional utility facilities, the same shall be installed at Tenant's expense in compliance with all code requirements and plans and specifications which must be approved in writing by Landlord. Tenant shall be solely responsible for and promptly pay all usage charges for use or consumption of sewer, gas, electricity, water and all other utility services (collectively, "Utilities") directly to the utility company providing such service. Tenant, at Tenant's sole cost and expense, shall install submeters at locations to be agreed on by Landlord and Tenant for the metering of all of Tenant's Utilities. Subject to the applicable rules and regulations of the Nevada Public Service Commission, Landlord shall have the right, but not the obligation, to make, or cause to be made, electrical and/or gas service available to the Premises as provided in Exhibit "B", and so long as Landlord continues to provide such electrical and/or gas service Tenant agrees to purchase the same from Landlord and reimburse Landlord for the electrical and/or gas service
(based upon Landlord's reasonable determination from time to time of Tenant's consumption thereof or upon the actual submeter readings), as Additional Rent, on the first day of each month in advance (and prorated for partial months), commencing on the Commencement Date at the same cost as is charged to Landlord from time to time by the public utility company (currently Nevada Power Company). If Landlord elects to form its own electric utility company, the charge payable by Tenant shall be no more than the amount that would have been charged by the utility company to Landlord if it had continued to purchase electric power from the utility company. Subject to the applicable rules and regulations of the Nevada Public Service Commission, Landlord shall have the right, but not the obligation, to supply, or cause to be supplied, water and other utilities to the Premises, and so long as Landlord continues to provide water or such other utilities Tenant shall reimburse Landlord for same at the same cost as is charged to Landlord by the public utility company. Tenant shall contract directly for telephone and Internet service.
B. Landlord may make additional services, including but not limited to, Pest control, cleaning, and security, available to the Premises and, in such event, Tenant shall utilize such services, at Tenant's expense, such costs to be reasonably and competitively priced.
C. Tenant shall operate its heating and air conditioning so that the temperature in the Premises will be the same as that in the adjoining mall (except that the temperature in the area of the Premises occupied by the racing track will be equal to or higher than the mall), and set Tenant's thermostat at the same temperature as that thermostat in the mall that is nearest the Premises. Tenant shall be responsible for the installation, maintenance, repair and replacement of air conditioning, heating and ventilation systems within and specifically for the Premises, including all components such as air handling units, air distribution systems, motors, controls, grilles, thermostats, filters and all other components including evaporative coolers for the track area. Tenant shall operate ventilation so that the relative air pressure in the Premises will be the same as or less than that in the adjoining mall as required by the Landlord. Tenant shall assure that the track area of the Premises is properly ventilated at all times in accordance with Legal Requirements.
D. Any services which Landlord is required to furnish pursuant to the Provisions of this Lease may, at Landlord's option, be furnished from time to time, in whole or in part, by employees of Landlord or the managing agent of the Project or its employees or by one or more third persons hired by Landlord of the managing agent of the Project.
Tenant agrees that upon Landlord's written request it will enter into direct agreements with the managing agent of the Project or other parties designated by Landlord for the furnishing of any such services required to be furnished by Landlord herein, in form and content approved by Landlord and Tenant, provided, however, that no such contract shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, or having to receive fewer services or services or a lesser quality than it is presently entitled to receive under this Lease, in the decrease in Tenant's rights or the increase of the burdens upon Tenant under this Lease, or in the release of Landlord from its obligations under this Lease.
7.2 Air Conditioning of Premises.
Provided Tenant is not in material default hereunder, Landlord will provide a system of chilled water to the Premises installed at a point determined by Landlord.
7.3 Enforcement and Termination.
Landlord shall not be liable to Tenant in damages or otherwise if any utilities or services, whether or not furnished by Landlord hereunder, are interrupted or terminated because of repairs, installation or improvements, or any cause beyond Landlord's reasonable control, nor shall any such termination relieve Tenant of any of its obligations under this Lease. Tenant shall not be entitled to an abatement of Minimum Annual Rent in the event Tenant is unable to operate its business from the Premises due to an interruption of any utility or service. Tenant shall operate the Premises in such a way as shall not waste fuel, energy or natural resources. Landlord may cease to furnish any one or more of said utilities or services to Tenant without liability for the same and no discontinuance of any utilities or services shall constitute a constructive eviction, provided that Landlord shall not cease such services until Tenant has had a reasonable time to make arrangements for the furnishing of such utility or utilities to the Premises by customary providers in the area.